Exhibit 5.1

December 1, 2009

Vanguard Natural Resources, LLC
7700 San Felipe, Suite 485
Houston, Texas 77063

Ladies and Gentlemen:

We have acted as counsel for Vanguard Natural Resources, LLC, a Delaware limited liability company (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Company of up to 2,587,500 common units representing limited liability company interests in the Company (the “Units”) pursuant to that certain Underwriting Agreement, dated December 1, 2009 (the “Underwriting Agreement”), relating to the offering and sale of the Units by and among the Company and the several underwriters named therein (the “Underwriters”).

In rendering the opinions set forth below, we have examined (i) the Registration Statement on Form S-3 (File No. 333-159911) with respect to the Units being sold by the Company (the “Registration Statement”); (ii) the Prospectus dated August 5, 2006 (the “Base Prospectus”) included in the Registration Statement; (iii) the prospectus supplement dated December 1, 2009 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”); (iv) the Second Amended and Restated Agreement of Limited Liability Company of the Company dated as of October 29, 2007, as amended: (v) the Underwriting Agreement; (vi) resolutions of the Board of Directors of the Company dated July 29, 2009 and the pricing committee thereof dated December 1, 2009; and (vii) such other certificates, statutes and other instruments and documents as we consider appropriate for purposes of the opinions hereafter expressed.

In connection with this opinion, we have assumed that all Units will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus.

Based upon the foregoing and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that when the Units have been issued and delivered in accordance with terms of the Underwriting Agreement, then the Units will be validly issued, fully paid and non-assessable, except as described in the Prospectus Supplement and the Prospectus.

The opinions expressed herein are qualified in the following respects:

A. We have assumed, without independent verification, that the certificates for the Units will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of the Units.

B. We have assumed that (i) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine and (ii) each certificate from governmental officials reviewed by us is accurate, complete and authentic, and all official public records are accurate and complete.

C. We express no opinion concerning the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

D. The foregoing opinions are limited to the laws of the General Corporation Law and Limited Liability Company Act of the State of Delaware, and the federal laws of the United States of America, including the applicable statutory provisions to these laws, the rules and regulations underlying such provisions, and the applicable judicial and regulatory determinations interpreting these laws. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Current Report on Form 8-K of the Company dated on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our Firm under the heading “Legal Matters” in the Prospectus Supplement and the Base Prospectus. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.